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                                          May 27, 1997



Securities and Exchange Commission
450 Fifth Street NW
Washington DC 20549

Attention:  Mr. Anthony Barone, Examiner
            Stop 7-8

            Re: Apollo International of Delaware, Inc. (the "Company") Form 8-A Registration Statement - File No. 1-12877

Dear Mr. Barone:

      The undersigned, Apollo International of Delaware, Inc. (the "Company") hereby withdraws its registration statement on Form 8-A filed with the SEC on April 8, 1997, file no. 1-12877. The registration statement is being withdrawn because the Company plans on listing its securities only on the Nasdaq SmallCap Market and not on an exchange.

                                      Very truly yours,

                                      APOLLO INTERNATIONAL OF
                                      DELAWARE, INC.


                                      By: /s/ David W. Clarke
                                          ------------------------------
                                          David W. Clarke
                                          President and Chief Executive
                                          Officer